Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Siebel Systems, Inc.:

We consent to the use of our report dated January 30, 2004, with respect to the consolidated balance sheets of Siebel Systems, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference, which report appears in the December 31, 2003 annual report on Form 10-K of Siebel Systems, Inc.

Our report refers to a change in method of accounting for goodwill in 2002.

/s/ KPMG LLP

Mountain View, California
September 13, 2004